Exhibit 10.5 as filed with 10-Q	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ADDENDUM 1

BETWEEN

Tribune Media Services, Inc.

AND

Fandango, Inc.

AND

TiVo Inc.

THIS is an addendum (“Addendum 1”) TO THE TRIBUNE MEDIA SERVICES LICENSED DATA AGREEMENT dated May 14, 2007 (“License Agreement”). Addendum 1 is by and between Tribune Media Services, Inc. (“TMS”), a Delaware corporation having a place of business at 435 North Michigan Avenue, Suite 1500, Chicago, Illinois, TiVo Inc. (“Licensee”), a Delaware corporation having a place of business at 2160 Gold Street, Alviso, CA, 95002 and Fandango, Inc. (“Fandango”) a Delaware corporation having a place of business at 12200 W. Olympic Boulevard Suite 150, Los Angeles, CA 90064 and will have an effective date of May 14, 2007 (“Effective Date”). TMS, Licensee and Fandango acknowledge and agree that Fandango is a party to this Addendum 1 solely with respect to Paragraphs 3, 4, 5, 6, 7, 8, 9 and 11 of this Addendum 1.

Recitals:

WHEREAS TMS now wishes to provide, and Licensee wishes to accept, the Fandango Ticketing Service, as described more fully below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TMS and Licensee hereby enter into this Addendum 1.

Agreement:

1.	All capitalized terms not defined herein shall have the meaning ascribed to them in this Addendum 1 or the License Agreement .

2.	If there is a conflict between the License Agreement and provisions of Addendum 1 the provisions of this Addendum 1 shall control.

3.

During the term of this Addendum 1 and in accordance with the terms and conditions of this Addendum 1 and the License Agreement, TMS hereby grants Licensee a non-exclusive, non-assignable right and license to use, and to allow its authorized end users of the TMS Licensed Data to use, the Fandango Ticketing Service (the “FTS”) owned and operated by Fandango. The FTS shall consist of: (a) the Fandango back-end ticketing infrastructure and data-exchange interface between Licensee’s network and Fandango’s network to enable users of the FTS to purchase movie tickets from Fandango, and (b) the Fandango-branded creative elements, logos and/or icons depicted in Exhibit A (“Brand Elements”) which shall reside in locations approved by Fandango and Licensee within an application on the TiVo service that enables Licensee’s authorized end-users of the TMS Licensed Data to purchase movie tickets through the FTS (“TiVo Movie Ticket Application”). Licensee will take reasonable efforts to avoid placing any Fandango Brand Elements in conjunction with tobacco products, alcohol, firearms and adult entertainment or other content that Fandango reasonably informs

Licensee to be objectionable. If the TiVo Movie Ticket Application is redesigned, Licensee shall not make any material change in placement, size or display of the Fandango Brand Elements or the data-exchange interface without approval in writing by Fandango. The FTS shall allow Licensee’s authorized end-users of the TMS Licensed Data to select and/or verify movie showtimes and purchase tickets. The TiVo Movie Ticket Application will be an area of the TiVo service primarily designed to find movies, purchase movie tickets, and engage in other movie-related activities. The Tivo Movie Ticket Application will integrate the TMS Licensed Data.

4.	During the term of this Addendum 1 Licensee agrees that the FTS will be Licensee’s exclusive movie ticketing service within the TiVo Movie Ticket Application or anywhere else on the TiVo service. Licensee agrees that it will not enter into an agreement to provide purchasing of movie tickets with a Fandango competitor or any other party that offers a substantially similar movie ticketing service to that of Fandango or the FTS. Notwithstanding the foregoing, if Licensee enters into an agreement with a third-party that is not itself a Fandango competitor or affiliate of a Fandango competitor, but such third party incidentally has an agreement or relationship with a Fandango competitor that may be accessed from the third-party, Licensee shall not be in violation of the foregoing exclusivity requirements, so long as Licensee informs Fandango in writing of such situation and does not aggregate the Fandango competitor’s service with the FTS or specifically promote the Fandango competitor’s ticketing service (other than general promotion of the third-party and relationship that does not directly reference the competitor’s ticketing service). Licensee shall not permit anyone other than itself or an authorized end user of the TMS Licensed Data to access or otherwise use the FTS. If and when Licensee includes a partner page on its Web site, then Licensee shall also display on said partner page a Fandango logo promoting Fandango or the FTS during the term of this Addendum 1. Such promotion shall be approved in advance by Fandango.

5.	[*] (the “Licensee Surcharge”). The [*] shall be in addition [*]. During each calendar [*], TMS shall [*]. TMS shall [*]. For example, [*]:

a)	[*].

b)	[*].

c)	[*].

6.	For the purpose of confirming the accuracy of any statement or payments due pursuant to this Addendum 1, Licensee will have the right, upon prior written notice, no more than once during any twelve-month period, to inspect the relevant books and records related to the subject of this Addendum 1 provided that any such audit is conducted at TMS’ office during regular business hours in a manner that does not interfere with normal business activities of TMS. If any audit reveals an underpayment in the calculation of amounts owing to Licensee, TMS will pay Licensee’s reasonable out-of-pocket costs with respect to that audit and Licensee shall have the right to conduct an additional audit within said twelve-month period. If any audit reveals an overpayment to Licensee, Licensee will promptly return the difference to TMS.

7.	Licensee acknowledges and agrees that Fandango is the owner of the FTS and any associated end user information or usage data in connection with the FTS (“Fandango User Data”). TMS acknowledges and agrees that Licensee owns the TiVo service, including the TiVo Movie Ticket Application to the extent created by TiVo; provided, however, that Fandango shall own all rights to the FTS, and TMS shall own all rights to the Licensed Data. Fandango shall use prudent methods to safeguard any Fandango User Data collected from Licensee’s users and shall only use such Fandango User Data in accordance with Fandango’s privacy policy and all applicable privacy laws and regulations. In addition to fulfilling Licensee’s end user ticket purchasing requests, Fandango has agreed to provide customer service to Licensee’s end users with respect to questions regarding the FTS.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.	Fandango will fulfill movie ticket purchase requests in accordance with its purchase policy contained at www.fandango.com/PurchasePolicy.

9.	Provisions For Cardholder Data. The provisions set forth in this Section apply to Fandango or any processor or other agent for Fandango that stores, processes, handles or transmits cardholder data in any manner. For purposes of this Section, the term “cardholder data” refers to the number assigned by the card issuer that identifies the cardholder’s account or other cardholder personal information.

A.	Fandango shall be responsible for complying at all times with the PCI Data Security Standard requirements that are prescribed in the Visa Operating Regulations or otherwise issued by Visa, as they may be amended from time to time, or that are prescribed in the MasterCard Operating Regulations or otherwise issued by MasterCard as they may be amended from time to time. Copies of current Visa requirements documentation are available on the Visa.com website at http://www.visa.com/cisp. Copies of MasterCard requirements documentation are available on the MasterCard website at https://sdp.mastercardintl.com/.

B.	Fandango shall be responsible for securing any cardholder data in its possession at all times while said data are being transmitted, or while said data are being processed, or while said data are being stored in any form.

C.	Fandango acknowledges that individual cardholder data are owned by the respective payment card company brand and acknowledge that cardholder data may only be used for assisting in completing a card transaction, for fraud control services, for loyalty programs, or as specifically agreed to by the payment card company or as required by applicable law.

D.	Fandango shall maintain appropriate business continuity procedures and systems to ensure security of cardholder data in the event of a disruption, disaster or failure of Fandango’s primary data systems.

E.	In the event of a breach, intrusion, or otherwise unauthorized access to cardholder data stored at or for Fandango, Fandango shall immediately notify TiVo Inc., in the manner required in the PCI Requirements, and provide Visa and MasterCard and the acquiring financial institution and their respective designees access to Fandango’s facilities and all pertinent records to conduct a review of Fandango’s compliance with the PCI Requirements. Fandango shall fully cooperate with any reviews of their facilities and records provided for in this paragraph.

F.	Fandango and its successors and assigns shall comply with the PCI Requirements after termination of this Addendum 1.

10.	FANDANGO REPRESENTS AND WARRANTS THAT THE FANDANGO TICKETING SERVICE WILL ALLOW LICENSEE AND ITS AUTHORIZED END USERS TO SELECT AND/OR VERIFY MOVIE SHOWTIMES AND PURCHASE TICKETS. EXCEPT FOR THE FOREGOING WARRANTIES, FANDANGO PROVIDES THE FTS ON AN “AS IS” BASIS, AND MAKE NO OTHER EXPRESS OR IMPLIED WARRANTIES REGARDING THE SERVICE. IN NO EVENT SHALL TMS’ OR FANDANGO’S LIABILITY TO LICENSEE OR ANY OTHER PARTY FOR MISTAKES, ERRORS, OR OMISSIONS, FOR NON-DELIVERY OR LATE DELIVERY OF SERVICES OR DATA, EXCEED THE AMOUNT PAYABLE BY TMS TO LICENSEE FOR THE MONTH(S) IN WHICH THE MISTAKE, ERROR, OR OMISSION OCCURRED, OR FOR THE MONTH(S) IN WHICH THE SERVICE OR DATA WAS NOT DELIVERED OR WAS NOT DELIVERED ON A TIMELY BASIS. IN NO EVENT SHALL TMS, FANDANGO OR LICENSEE BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR LOST-PROFIT DAMAGES.

11.	The term of this Addendum 1 shall commence on the Effective Date and shall continue for one year. Thereafter, the term will renew automatically for successive one (1) year periods, unless terminated by either party. Either party may terminate this Addendum 1 by providing written notice of termination to the other party, and this Addendum 1 will terminate thirty (30) days after such notice is received. Notwithstanding the foregoing, if either party materially breaches any provision of this Addendum 1 and fails to cure such breach within thirty (30) days of receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Addendum 1 effective at the end of such thirty (30) day period.

12.	Upon termination or expiration of this Addendum 1 for any reason, Licensee shall immediately disable use of the FTS and cease all use of the Fandango Brand Elements.

IN WITNESS WHEREOF, the parties have executed this Addendum 1 as of the dates shown below.

TiVo Inc.		Tribune Media Services, Inc.

Signature:	/s/ Steven Sordello	Signature:	/s/ James D. Fenhal
Printed Name:	Steven Sordello	Printed Name:	James D. Fenhal
Title:	SVP, CFO	Title:	VP, Entertainment Products
Date:	5/18/2007	Date:	5/15/2007

Fandango, Inc.
Signature:	/s/ Stacey Oliff
Printed Name:	Stacey Oliff
Title:	SVP
Date:	5/11/2007